UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 27, 2020

CYNERGISTEK, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

000-27507	37-1867101
(Commission File Number)	(I.R.S. Employer Identification No.)

11940 Jollyville Road, Suite 300-N

Austin, Texas  78759

(Address of principal executive offices)

(512) 402-8550

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	CTEK	NYSE American

 Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 27, 2020, the Board of Directors (the “Board”) of CynergisTek, Inc. (the “Company”) approved an increase in the number of directors of the Company from six (6) to nine (9) in accordance with the Company’s bylaws. On February 27, 2020, the Company appointed three new directors to fill the newly created directorships: Dana Sellers, Michael Loria and Robert McCashin.

Ms. Sellers was the co-founder and now retired CEO of Encore Health Resources, a leading healthcare information analytics company focused on value-based care and electronic health records for providers. A skilled leader, she has spent her 30-year career championing the use of healthcare IT to improve patient care and outcomes, and has been praised by the chief information officers she served and the staff she oversaw for her people-focused, solutions-driven approach. Ms. Sellers has held numerous prominent positions, including president and COO of Healthlink and CEO of Encore Health Resources in Houston, which she co-founded with Ivo Nelson in 2009. Under her leadership, Encore served more than 190 providers and completed more than 500 projects in the U.S. that advanced healthcare IT. She has also served on the boards of the College of Healthcare Information Management Executives (CHIME), the CHIME Foundation, and the CHIME Education Foundation.

Mr. Loria currently is the executive vice president of corporate development at Brightcove, a leading video platform. He was the former Vice President of Business and Corporate Development for IBM’s Security Division. As one of the founding members of the division, Mr. Loria led the reseller channels organization, the development of the technology partners ecosystem, and strategic alliances, and technology licensing, and he was responsible for the acquisitions made by this division. Prior to his role in the formation of IBM’s Security Division, Mr. Loria had similar roles in IBM Rational Software and IBM Lotus. Prior to his work at IBM, Loria worked for companies ranging from start-ups to large enterprises in various marketing, product management, and business and corporate development roles.

Mr. McCashin is currently a strategic advisor for the Falls River Group, a global mergers and acquisitions advisor. Prior to his time at Falls River Group, Mr. McCashin served on the board of directors of Imprivata, as Executive Chairman for Integrian, and as a director of both Peerless Manufacturing Inc., and Argon ST, Inc. Mr. McCashin was chairman and CEO at Identix, where he moved the company to the NASDAQ and led the acquisition of Visoinics, thereby positioning Identix as the worldwide leader in multi-biometric security products. He has held various positions at Electronic Data Systems (EDS), a leading global services company. His final role at EDS was president and CEO of CENTROBE, the business unit created out of the consolidation of EDS worldwide call centers and database operations. During his time there, Mr. McCashin spearheaded the acquisition of Neodata and merged several units into CENTROBE.

The Board believes the new directors will bring needed experience and perspective to the Board as the Company executes on its business plan and continues to grow.  Based on their extensive industry and public company experience and background, the Board has concluded that the aforementioned individuals are qualified to serve as directors of the Company.

There are no arrangements or understandings between any of Ms. Sellers, Mr. Loria or Mr. McCashin and any other persons pursuant to which any of them was selected as a director, except that the Board and the Nominating and Corporate Governance Committee took into account feedback from certain stockholders of the Company in selecting these individuals.  None of Ms. Sellers, Mr. Loria or Mr. McCashin has any family relationship with any of the Company’s directors or officers nor are there any transactions between any of Ms. Sellers, Mr. Loria or Mr. McCashin or any member of their respective immediate families and the Company or any of its subsidiaries that would be reportable as a related party transaction under the rules of the United States Securities and Exchange Commission.

Ms. Sellers, Mr. Loria and Mr. McCashin will participate in the Company’s standard non-employee director compensation program described in the Company's proxy statement.  It is not yet known on which, if any, committees Ms. Sellers, Mr. Loria and Mr. McCashin will serve.

Item 7.01 Regulation FD Disclosure.

On February 27, 2020, the Company issued a press release announcing the events described in Item 5.02 on this Current Report on Form 8-K. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 of this Current Report on Form 8-K and the exhibit furnished therewith shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that Section, and shall not be or be deemed to be incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press Release CynergisTek Appoints Three New Board Members Dated February 27, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYNERGISTEK, INC.

Date:	February 28, 2020
By:	/s/ Paul T. Anthony
Name:	Paul T. Anthony
Title:	Chief Financial Officer